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                                                                    Exhibit 10.2

MORRISON KNUDSEN CORPORATION

MORRISON KNUDSEN PLAZA
P.O. BOX 73/BOISE, IDAHO U.S.A.  83729
PHONE:  (208)386-6716/TELEX:368439
FAX: (208)3866421

STEPHEN G. HANKS
EXECUTIVE VICE PRESIDENT
ADMINISTRATION AND FINANCE


March 22, 1994



Mr. Larry E. Salci
3271 History Drive
Oakton, VA  22124

RE:  OFFER OF EMPLOYMENT

Dear Larry:

On behalf of Morrison Knudsen Corporation (the "Company"), I am pleased to offer you employment pursuant to the terms and conditions set forth in this letter agreement (the "Agreement").

1. POSITION AND SERVICES TO BE RENDERED. The Company hereby agrees to employ you as President-MK Transit Group, effective March 22, 1994 (the "Effective Date"). You accept such employment and agree to devote your full time and attention exclusively to rendering services to the Company. In connection with the rendition of such services, you shall report to the Chairman and Chief Executive Officer of the Company, Mr. William J. Agee.

2. SALARY. You will receive an annual base salary of $250,000 commencing on the Effective Date, payable in accordance with the Company's normal payroll practice (i.e., every two weeks). Your position will be a regular full-time position and you will be assigned a Grade Level of 27.

3. ANNUAL CASH BONUS. You will be considered for an annual cash bonus at the end of each calendar year. The Company shall set a targeted bonus of 50% of annual base salary, assuming that MK Transit Group achieves pre-specified results in the areas of cash flow, net income (after taking
     into account cash bonuses) and return on capital employed.   A lesser bonus
     may be paid in the



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MORRISON KNUDSEN CORPORATION

Larry E. Salci
March 22, 1994
Page 2



     event the results achieved fall below the predetermined goals. Your cash bonus for 1994 shall not be less than 20% of base salary prorated for the number of months of service (including partial months) rendered in 1994.


4. STOCK OPTIONS. A recommendation will be made to the Executive Compensation and Nominating Committee that you be granted options to purchase 25,000 shares of the Company's common stock under the Company's Stock Incentive Plan (or Stock Compensation Plan if such Plan is approved by the Board of Directors) at a price equal to the mean between the highest and lowest selling price of such stock on the New York Stock Exchange on the effective date of grant. Pursuant to the Stock Incentive Plan, the option shall vest over a period of four years and shall have a life of ten years.

5. RESTRICTED STOCK. A recommendation will be made to the Executive Compensation and Nominating Committee that you be granted 20,000 restricted shares of the Company's common stock under the Company's Stock Incentive Plan (or Stock Compensation Plan if such Plan is approved by the Board of Directors). The restricted stock shall vest over a period of four years, with 20% vesting immediately.

6. FRINGE BENEFITS. You will be entitled to relocation assistance, including an agreement for the purchase of your present residence if that becomes necessary to avoid your incurring a loss on the sale of your residence with respect to your move from Virginia to Chicago (i.e., home purchase option and reimbursement for moving expenses), 401(k) Savings Plan, group medical and dental plan, and all other group plans and other benefits that are normally offered to regular full-time employees.

7. 3-YEAR PLAN. You will be entitled to participate in the Company's Long-Term Performance Compensation Benefit Plan ("3-Year Plan") to the extent such Plan is continued by the Company.

8. 5-YEAR PLAN. You will be entitled to participate in the Company's Key Executive Long-Term Incentive Plan ("5-Year Plan"). Upon being finalized, the 5-Year Plan will contain your profit sharing percentages and performance targets, which will be discussed and agreed upon in the upcoming weeks. The employment agreement will be similar in form to the agreement attached.



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MORRISON KNUDSEN CORPORATION


Larry E. Salci
March 22, 1994
Page 3



9. KEY MAN INSURANCE. You will be provided with supplemental benefits at no cost to you which shall result in the following levels of coverage, inclusive of any coverage generally provided by basic Company-sponsored benefits:

     a. Pre-retirement life insurance equal to three times your annual base salary;

     b. Post-retirement life insurance equal to your annual base salary as of the date of your retirement; and

     c. Disability coverage from all Company-sponsored and government sources equal to 60% of the sum of base salary plus annual Group Incentive Plan bonus or Executive Incentive Plan bonus, whichever is applicable, less any offsets under the terms of such disability programs.

10.  RIGHTS UPON TERMINATION.

     a. During the term of this Agreement, you may be terminated by the Company only for Cause. For purposes of this Agreement, Cause shall mean (i) your willful refusal to follow a lawful written order of the Chief Executive Officer of the Company or his designee, (ii) your willful and continued failure to perform your duties under this Agreement (except due to your incapacity because of physical or mental illness) after a written demand is delivered to you by the Chief Executive Officer of the Company or his designee specifically identifying the manner in which you have failed to perform your duties, (iii) your willful engagement in conduct materially injurious to the Company, or (iv) your conviction for any crime involving moral turpitude. For purposes of clauses (i), (ii) and (iii) of this definition, no act or failure to act on your part shall be deemed "willful" unless it was done, or omitted to be done, not in good faith and without reasonable belief that your act or failure to act was in the best interests of the Company. In the event you are terminated for Cause prior to the expiration of the term hereunder, no amounts shall be due and payable.

     b. In the event of your death, total and permanent disability, retirement or voluntary resignation during the term of this Agreement, the Agreement shall terminate and you shall be entitled to be compensated in accordance with the provisions of this Agreement through the date of such termination, but shall not be entitled to receive any compensation for the remainder of the term of the Agreement.



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MORRISON KNUDSEN CORPORATION

Larry E. Salci
March 22, 1994
Page 4




     c. In the event your employment is terminated during the term of this Agreement for reasons other than those identified in subparagraphs
          10 a. and b. above, you shall be entitled to receive your annual base salary for a period of two years. Such sum shall be paid in either the normal course of the Company's payroll practices or in a single lump sum, as determined by the Company in its sole discretion.

11. TERM. The term of this Agreement shall run from March 22, 1994 (unless the parties mutually agree to an earlier date) through March 21, 1999.

12. PENSION BENEFITS. The Company will provide a Deferred Compensation Agreement intended to compensate you for those pension benefits provided by your present employer that you forfeit as a result of your resignation. The terms of such Deferred Compensation Agreement will be determined after analysis of your pension package and will be subject to mutual agreement.

13. CONTINGENCIES. This employment offer must be contingent upon the following contingencies:

     a. Your passing of a drug screening test, pursuant to the Company's Substance Abuse Prevention Program, and your continued compliance with such program. After reporting to work, you will also be required to complete an "Employment Certification" form that complies with the passing of the Drug-Free Workplace Act of 1988.

     b.   Your compliance with the following laws:

     * In accordance with Public Law 99-603, The Immigration and Naturalization Act of 1986, this offer is made pending receipt of verifiable documentation from you confirming your eligibility for employment under the terms and conditions of this Act. Proof of U.S. citizenship or adequate identification is required before any hire can be processed. You must present acceptable documents for employment eligibility verifications when you report for your first day of work.

     * In accordance with Public Law 100-679, the Office of Federal Procurement Policy Act Amendments of 1988, the Company is prohibited for a period of two years from hiring former government officials or employees (military or civilian) who participated personally and substantially in the conduct of any Federal agency procurement.




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MORRISON KNUDSEN CORPORATION

Larry E. Salci
March 22, 1994
Page 5



          Consequently, this offer is contingent upon receipt of information from you that your employment with the Company will not result in a violation of the Procurement Policy Act. You will be required to complete an employee certification form verifying your prior employment before your employment with the Company begins.

By accepting this employment offer, you agree to the terms and conditions established herein. To indicate your acceptance of this offer, please sign both copies of this Agreement and return one to me. If you have any questions, please do not hesitate to contact me.


Very truly yours,

   /s/Stephen G. Hanks

Stephen G. Hanks

SGH/RDP:ac


AGREED AND ACCEPTED:



     /s/Larry E. Salci
- ----------------------------------------
Larry E. Salci


Date:        /March 22, 1994/
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